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                                  EXHIBIT 11



                Louisiana-Pacific Corporation and Subsidiaries
                      Calculation of Net Income Per Share
                   For the Three Months Ended March 31, 1996


                                                Number of shares
                                      -----------------------------------
                                         Including              Excluding
                                      Common Stock           Common Stock
                                       Equivalents        Equivalents (1)
                                      ------------        ---------------
Weighted average number of shares
  of common stock outstanding          116,937,022            116,937,022

Weighted average number of shares
  sold to ESOTs subsequent to
  January 1, 1994, not allocated
  to participants' accounts (2)         (1,325,103)            (1,325,103)

Weighted average number of shares
  of treasury stock held during
  the period                            (8,416,175)            (8,416,175)

Common stock equivalents:
  Application of the "treasury
  stock" method to stock option
  and purchase plans                       180,350                    ---
                                       -----------            -----------
Weighted average number of shares
  of common stock and common stock
  equivalents                          107,376,094            107,195,744
                                       ===========            ===========
Rounded to                             107,380,000            107,200,000
                                       ===========            ===========
Net income (loss)                      $(3,600,000)           $(3,600,000)
                                       ===========            ===========
Net income (loss) per share            $      (.03)           $      (.03)
                                       ===========            ===========

________________

(1) Accounting Principles Board Opinion No. 15, "Earnings Per Share", allows companies to disregard dilution of less than three percent in the computation of earnings per share. Therefore, shares used in computing earnings per share for financial reporting purposes is 108,470,000 shares.

(2) American Institute of Certified Public Accountants Statement of Position No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" requires that shares held by L-P's ESOTs which were acquired by the ESOTs on or after January 1, 1994, which are not allocated to participant's accounts, are not considered outstanding for purposes of computing earnings per share. Shares held by the ESOTs which were acquired by the ESOTs prior to January 1, 1994, continue to be considered outstanding (whether or not allocated to participant's accounts) for purposes of computing earnings per share.